Exhibit (d)(3)

TERMINATION AGREEMENT

     This TERMINATION AGREEMENT (“Agreement”), dated as of October 26, 2001 between General Dynamics Corporation, a Delaware corporation (“General Dynamics”), Grail Acquisition Corporation, a Delaware corporation (“Purchaser”), and Newport News Shipbuilding Inc., a Delaware corporation (“Newport News Shipbuilding”).

RECITALS

     A.     General Dynamics, Purchaser and Newport News Shipbuilding are parties to an Agreement and Plan of Merger dated as of April 24, 2001 (the “Merger Agreement”), pursuant to which Purchaser offered to purchase all outstanding shares of the common stock, par value $.01 per share, of Newport News Shipbuilding.

     B.     The parties are entering into this Agreement in order to evidence their mutual agreement as to the termination of their respective rights, benefits and obligations under the Merger Agreement.

     C.     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     Section 1. Termination. Pursuant to Section 8.1(a) thereof, General Dynamics, Purchaser and Newport News Shipbuilding hereby terminate the Merger Agreement and agree that all of their respective rights, benefits and obligations thereunder, other than Section 8.3 (b) thereof, are void and of no further force or effect.

     Section 2. General.

     2.1 Entire Agreement. This Agreement constitutes the entire agreement and supersedes any previous agreements and understandings between the parties with respect to such matters.

     2.2 Governing Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles.

     2.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and except as provided herein, no third-party will have any right, obligation or benefit hereunder.

     2.4 Counterparts. This Agreement may be executed in one or more counterparts, which together will be considered one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Termination Agreement to be duly executed as of the date first written above.

GENERAL DYNAMICS CORPORATION

By: /s/ David A. Savner
Name: David A. Savner
Title: Senior Vice President and General Counsel

GRAIL ACQUISITION CORPORATION

By: /s/ David A. Savner
Name: David A. Savner
Title: Vice President and Secretary

NEWPORT NEWS SHIPBUILDING INC.

By: /s/ William P. Fricks
Name: William P. Fricks
Title: Chairman and Chief Executive Officer